UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20459

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:  November 20, 2013

(Date of earliest event reported)

LTC PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No)

2829 Townsgate Road, Suite 350

Westlake Village, CA  91361

(Address of principal executive offices)

(805) 981-8655

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 20, 2013, LTC Properties, Inc. sold $70.0 million aggregate principal amount of 3.99% senior unsecured notes due November 20, 2021 to affiliates and managed accounts of Prudential Investment Management, Inc. (individually and collectively, “Prudential”).  The Company expects to use the proceeds of the notes to pay down its unsecured revolving line of credit.  The sale of notes was made pursuant to the Company’s Second Amended and Restated Note Purchase and Private Shelf Agreement (“Agreement”) with Prudential dated October 30, 2013.

The notes sold under the Agreement are subject to covenants that are substantially similar to the covenants in the Company’s existing credit facility, including requirements to maintain financial ratios such as debt to asset value ratios.  Under the Agreement, maximum total indebtedness shall not exceed 50% of total asset value as defined in the Agreement.  Borrowings under the Agreement are limited by reference to the value of unencumbered assets and maximum unsecured debt shall not exceed 60% of the value of the unencumbered asset pool as defined in the Agreement.  Other similar covenants include limitations on the Company’s and its subsidiaries’ abilities to (i) incur liens, (ii) make investments, (iii) engage in mergers or consolidations or sell its properties, and (iv) enter agreements that restrict its subsidiaries’ ability to make dividend payments or loans to the Company.  The Company’s obligations under the notes are fully and unconditionally guaranteed by certain of its subsidiaries.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement, which was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on November 4, 2013.

Item 9.01. — Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

None.

(b) Pro Forma Financial Information

None.

(d) Exhibits.

None.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated: November 22, 2013	By:	/s/ Wendy L. Simpson
Wendy L. Simpson
Chairman, CEO & President